Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into this 31st day of August, 2011 between General Employment Enterprises, Inc., an Illinois Corporation (the "Company") and Katy M. Gallagher ("Executive").

WITNESSETH:

WHEREAS, Contemporaneously hereto, Company has purchased substantially all of the assets owned by Ashley Ellis LLC. (“Ashley Ellis”) used or useable in conjunction with the operation of the “Business” (hereinafter defined) and, as a result thereof, a change in management and control of the Company has occurred;

WHEREAS, Executive was an employee of Ashley Ellis, and is familiar with the management and operation of Ashley Ellis’ business of recruitment and placement of technical personnel (the "Business");

WHEREAS, Company desires to employ Executive, and Executive desires to be employed by Company;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Employment and Duties. During the "Term" (hereinafter defined), Executive shall be employed by the Company to perform the covenants, duties and obligations set forth in this Agreement, and such additional duties and responsibilities as may be agreed upon by the parties (sometimes collectively the "Employment Duties") subject to the reasonable overall direction and authority the Chief Operating Officer and  President of the Professional Staffing Division, or his designee.

(a)
Executive shall devote all of Executive's full time, attention, energies and best efforts to fully and timely performing the Employment Duties and to further the business, operations and best interests of Company in an honest and ethical manner in compliance with this Agreement, all applicable laws,  ordinances, permits, licenses, governmental rules, regulations, authorizations and requirements, the Company’s Employee Handbook,  rules and regulations as may be promulgated by Company, from time to time.

(b)
Executive shall report to the Chief Operating Officer &  President of the Professional Staffing Division and such supervisor as may be designated by the President of the Professional Staffing Division, from time to time.

(c)
Executive shall be employed with the title " Vice President of Operations and Vice President of the Professional Staffing Division" of the Company located at One Tower Lane, Suite 2200, Oakbrook Terrace, IL 60181, or such other title and location as mutually agreed upon by Company and Executive, but in no event, during the Term, shall Executive be required to relocate more than fifty (50) miles outside the Chicago metropolitan area unless mutually agreed upon by Company and Executive in writing.

(d)	The Company’s Professional Staffing Division is defined as follows:

(i)
the three Ashley Ellis branch offices that are being acquired pursuant to the certain Asset Purchase Agreement dated August 31, 2011, which subsists of the Naperville, Atlanta, and Houston branch offices of Ashley Ellis.

(ii)	the Company’s branch offices which provide staffing services substantially in the IT, Accounting, Engineering and Clerical area on a contract and direct hire basis..

(iii)	future branch offices that the Company opens, which provide staffing services substantially in the IT, Accounting, Engineering and Clerical area on a contract and direct hire basis.

(iv)	any Company acquisition which provides staffing services substantially in the IT, Accounting, Engineering, and Clerical area on a contract and direct hire basis.

(v)	the Company’s Professional Staffing Division will not include branches, affiliates or subsidiaries where a substantial portion of the business is staffing in the Light Industrial or Agricultural area.

2.
Term of Employment. The period of Company's employment of Executive shall commence as of September 1, 2011 and, unless earlier terminated as provided for herein, will continue for a period of three (3) years thereafter (the "Term").

(a)	The Term shall immediately terminate upon notice to Executive if (each shall be deemed a "breach"):

(i)
Executive dies (“Death”) or becomes physically or mentally unable to perform her duties for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred eighty (180) cays in a period of three hundred sixty-five(365) consecutive days (a “ Disability”).

(ii)
Executive uses intoxicants, alcohol, drugs or other stimulants or depressants while performing the Employment Duties and such that the reputation of the Company is adversely affected, as reasonably determined by the Company.

(iii)	Executive fails or refuses to satisfactorily perform the Employment Duties or any assignment reasonably given to Executive by the officers of Company or Executive's supervisor.

(iv)	Executive otherwise breaches the terms or conditions of this Agreement or any other policy, rule or regulation of Company's generally in effect from time to time.

(v)
Executive is convicted of or pleads guilty or nolo contendere to any felony charge or commits a fraudulent, dishonest, immoral or unethical act with regard to Company, Company's customers, Company's prospective customers, suppliers, employees, agents or independent contractors.

(vi)	Executive commits an act of moral turpitude.

(vii)	Executive has been found by a court in a civil action or by the SEC to have violated any federal or state securities law;

(b)	Sections 2(a) (ii) through 2(a)(vii) shall collectively be referred to as “Cause”.

(c)
In the event of Death, Disability,  expiration of the Term, termination with Cause,    Company shall only be obligated to pay Executive compensation and benefits, if any, up to and including the effective date of such termination or expiration.

(d)
Upon the termination or expiration of the Term, the Term of Executive's employment is at   will.  That is, either Executive or Company may end the employment relationship at any time, for any reason, or for no reason, with or without notice.  Executive further understands that no representative of the Company, other than the Chief Executive Officer, has the authority to enter into any agreement for employment for any specified period of time or to make any agreement contrary to the terms or conditions of this Agreement.  Therefore, any agreement that changes that at will nature of employment must be in writing and signed by the Chief Executive Officer of the Company.

3.	Compensation.

(a)
During the Term of this Agreement, the Company shall pay the Executive as compensation for her services a base salary at the annualized rate of One Hundred Fifty Thousand Dollars ($150,000), less all customary employee withholdings and all other applicable federal, state and local deductions as required by law.  Subsequent to the term of this Agreement, as defined in paragraph 2 herein, Executive’s compensation and benefits will be determined by Company’s compensation committee of the Board of Directors.

(b)
The Company shall reimburse Executive for all normal, reasonable and necessary out-of-pocket expenses incident to the performance of her Employment Duties in accordance with policies adopted by the Company from time to time, upon submission by Executive of an itemized account of such expenses containing such detail and accompanied by such supporting documentation as may be generally required by the Company.

4.
Benefits and Vacation. Vacation time and all other benefits entitled to the Executive will be governed by the Company’s Employee Handbook.  Notwithstanding any to the contrary in the Company’s Employee Handbook regarding the years of service required to earn vacation time, Executive shall receive 4 weeks of paid time off as vacation yearly.

5.
Confidential Information. Executive acknowledges and agrees that Executive will have access to and receive certain proprietary and confidential information and trade secrets of Company, including, without limitation, customer lists, the terms of any oral or written agreement or understanding between Company and any customer, sales and business records, price lists and methods, financial and cost information, marketing plans, methods of doing business, methods and processes and business strategy documentation, as well as such other information as Company may designate as confidential from time to time (collectively "Confidential Information"). Executive further acknowledges and agrees that the Confidential Information is the exclusive property of  Company, not generally known to the trade or industry and, but for Company's engagement of Executive in accordance with the terms of this Agreement, Executive would not have had any access to the Confidential Information. Therefore, Executive agrees that she shall not disclose to any unauthorized person or use for her own purposes any Confidential Information without the prior written consent of the Company.

(a)
During the Term and for the "Restricted Period" (hereinafter defined) following the effective date of the termination or expiration of the Term, for any or no reason whatsoever, Executive will not, directly or indirectly, for her own benefit or for the benefit of any person or entity, other than Company pursuant to this Agreement, use, divulge, disseminate, disclose or communicate to any person or entity any of the Confidential Information in any manner whatsoever, unless Company otherwise consents to such use or disclosure of any item of the Confidential Information in writing prior to the use or disclosure thereof, in each instance and then only with respect to those items of Confidential Information specifically described, and only to the extent specifically authorized, in such written consent.

(b)
With respect to each item of Confidential Information, the "Restricted Period" shall mean: (i) five (5) years, if such item of Confidential Information does not constitute or ceases to be a trade secret; or (ii) indefinitely, if such item of Confidential Information constitutes a trade secret; provided, however, if an item of Confidential Information ceases to be a trade secret, such item of Confidential Information shall remain confidential and proprietary to Company for a period of not less than five (5) years.

(c)
Notwithstanding the foregoing, Confidential Information does not include information: (i) in the public domain; or (ii) that later becomes public, unless such information is made public by: (x) Executive as a result of the breach o this Agreement; or (y) any other person or entity, directly or indirectly, under an obligation of confidentiality to Company.

(d)
Executive acknowledges and agrees that, under all circumstances, the restrictions upon her and her covenants, duties and obligations unto the Company set forth in this Paragraph 5 are necessary to protect the Company's legitimate business interests, are given as a material inducement to the Company's employment of Executive, are reasonable in scope and duration and will not prevent Executive from pursuing other business ventures and employment opportunities or otherwise cause Executive a financial hardship.

(e)
In the event that Executive reasonably believes, after consultation with counsel, that she is required by law to disclose any Confidential Information, Executive will: (i) provide the Company with prompt notice before such disclosure in order that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such Confidential Information, and (ii) cooperate with the Company in attempting to obtain such order or assurance.

(f)
All Confidential Information, files, records, documents and similar items relating to the business of the Company, and any copies, reproductions or recordings thereof in the Executive's possession or control, whether prepared by Executive or otherwise, shall be and remain the exclusive property of the Company and Executive shall deliver to the Company at the termination or expiration of the Term, or at any other time that the Company may request: (i) all Confidential Information including all copies and reproductions thereof, and all writings and recordings incorporating or referring 'to the Confidential Information (ii) all other property of Company and (iii) certify in writing to Company that Executive has satisfied all of her covenants, duties and obligations pursuant to this Paragraph 5(g).

6.
Enforcement.  If the duration of Executive's covenants, duties and obligations set forth in Paragraph 5 is held to be excessive, unreasonable, invalid or unenforceable by a court of competent jurisdiction, such duration will be modified so as to be reasonable, valid and enforceable to the maximum extent permitted by law as determined by such court of competent jurisdiction. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor (including, without limitation Company's right to reduce or eliminate further payment of the Earn Out Consideration as defined in the Asset Purchase Agreement), shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof, without the requirement of posting a bond or security thereof.  Executive hereby waives any claim or defense that Company has an adequate remedy at law or is not being irreparably injured and will not raise or suggest any such claim or defense in any action or proceeding initiated by or on behalf of Company. Company's rights and remedies hereunder are cumulative in nature, and no such right or remedy shall be, or be considered to be, Company's sole and exclusive right or remedy.

7.
Executive's Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, (ii) other than as contained in that certain Non-Disclosure and Non-Competition Agreement of even date herewith by and among Company, Ashley Ellis and Executive, Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that she has consulted with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

8.
Compliance with IRC Code Section 409. This Agreement is intended to comply with IRC Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly.  This Agreement shall be construed and interpreted with such intent. If a payment under this Agreement does not qualify as a short-term deferral under IRC Code Section 409A and Treas. Reg. Section 1.409A-1(b)(4) (or any similar or successor provisions), and the Executive is a Specified Employee (as defined below) as of her  termination, distributions to the Executive may not be made before the date that is six months after the date of her termination or, if earlier, the date of the  Executive’s death (the "Six-Month Delay Rule").  Payments to which the Executive would otherwise be entitled during the first six months following the termination (the "Six-Month Delay") will be accumulated and paid on the first day of the seventh month following the termination.  Notwithstanding the Six-Month Delay Rule set forth in this Section:

To the maximum extent permitted under IRC Code Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(iii) (or any similar or successor provisions), during each month of the Six-Month Delay, the Company will pay the Executive an amount equal to the lesser of (i) the total monthly severance provided under this Agreement, or (ii) one-sixth (1/6) of the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to IRC Code Section 401(a)(17) for the year in which the  Executive termination occurs, and (2) the sum of the   Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive’s preceding the taxable year of the  Executive in which her termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a termination); provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under this Agreement; and

To the maximum extent permitted under IRC Code Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the termination, the Company will pay the Executive an amount equal to the applicable dollar amount under IRC Code Section 402(g)(1)(B) for the year of the Executive’s  termination; provided that the amount paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the  Executive by the Company under this Agreement.

For purposes of this Agreement, "Specified Employee" has the meaning given that term in IRC Code Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions).  The Company's "specified employee identification date" (as described in Treas. Reg. 1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company's 'specified employee effective date' (as described in Treas. Reg. 1.409A- 1(c)(i)(4) or any similar or successor provisions) will be February 1 of each succeeding year."

Each payment under this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of IRC Code Section 409A and Treasury Regulation Section 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

9.
Survival. Paragraphs 5, 6, 7, 8, 9, 10, 11,14 and 15 shall survive and continue in full force in accordance with its terms, notwithstanding the expiration or termination of the Term for any or no 'reason whatsoever.

10.
Notices. Any and all notices, demands, requests, consents, designations and other communications required or desired to be given pursuant to this Agreement will be given in writing and will be deemed duly given upon personal delivery, or on the third day after mailing if sent by certified mail, postage prepaid, return receipt requested, or on the day after deposit with a nationally recognized overnight delivery service which maintains records of the time, place and receipt of delivery, or upon receipt of a confirmed facsimile transmission, and in each case to the person and address set forth below, or to such other person or address which Company or Executive may respectively designate in like manner from time to time.

If to Executive, then to:	If to Company, then to:

Katy M. Gallagher	Salvatore Zizza
c/o: General Employment Enterprises, Inc.	c/o Zizza & Co., Ltd
One Tower Lane, Suite 2200	641 Lexington Avenue, 17 Floor
Oakbrook Terrace, Il 60181	New York, New York 10022
Fax: (630) 954-0595	Fax: 212-758-221
With a copy to (which copy alone shall not constitute notice under shall not constitute notice under this Agreement):	With a copy to (which copy alone shall not constitute notice under shall not constitute notice under this Agreement):

TBD	Matthew T. Ziccarelli, Esq.
General Employment Enterprises, Inc.
One Tower Lane, Suite 2200
Oakbrook Terrace, IL 60181

11.
Severability. If any provision contained herein is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be severed herefrom and such invalidity or unenforceability will not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however, if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision will be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

12.
Entire Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.
Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  Additionally, signatures transmitted via facsimile or electronically with electronic receipted delivery shall be deemed originals.

14.
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns. Executive shall not assign her rights or delegate her duties or obligations hereunder.

15.
Governing Law Mutual Arbitration Agreement. This Agreement will be construed and enforced in accordance with the laws of the State of Illinois without regard to its choice of law rules. Executive and the Company each agree, to the extent permitted by law, to arbitrate before a single neutral arbitrator, in accordance with the national Rules for the Resolution of Employment Disputes of the American Arbitration Association regarding discovery, any dispute or claim arising out of, related to, or connected with Executive’s employment, termination of employment, or this Agreement, including the interpretation, validity, construction, performance, breach, or termination thereof, including any claim against any current or former agent or employee of the Company, whether the dispute or claim arises in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which in the future may be enacted or recognized, including, but not limited to any claim from fraud, promissory estoppels, breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination,  infliction of emotional distress, defamation, interference with contract or prospective economic advantage, unfair business practices, any claim under any and all federal, state, or municipal statutes, regulations, or ordinances that prohibit discrimination, harassment, or retaliation or any kind, any claim for non-payment or incorrect payment of wages, commissions, bonuses, severance, or employee fringe benefits, and any claims regarding stock or stock options, except that any dispute or claims for worker’s compensations benefits or unemployment insurance benefits shall be excluded from this mutual agreement to arbitrate.

16.	Exhibits. The Exhibits referred to in this Agreement are attached to, made a part of and incorporated in this Agreement by this reference.

17.
Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by the written agreement of the party entitled to the benefits of such terms or provisions intended to be waived. Each such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given, and will not constitute a continuing waiver or consent.

18.
Assignment. Executive acknowledges that the services to be rendered by her pursuant to this Agreement are unique and personal and that she may not assign any of her rights or benefits or delegate any of her covenants, duties, agreements or obligations under this Agreement (including the right to payment hereunder). Any attempted assignment, transfer, pledge or hypothecation or other disposition of this Agreement, or of such rights, covenants, or obligations by Executive, will be null and void and of no force or effect whatsoever. The Company may assign this Agreement and any or all of its rights, covenants, duties and obligations under this Agreement upon written notice to Executive.

19.	Amendments. No modifications or amendments of this Agreement will be effective unless made in writing and signed by Company and Executive.

20.	Recitals. The recitals set forth at the beginning of this Agreement are hereby incorporated into and made a part of this Agreement as if fully set forth herein.

21.
Headings. The headings and captions of the various Paragraphs and Subparagraphs of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

22.
Knowledge and Understanding. Executive acknowledges that she has been given the time and opportunity to consult with counsel of Executive's choice prior to executing and delivering this Agreement and that Executive has freely and voluntarily executed and delivered this Agreement with full knowledge and understanding of its content, meaning and intent.

IN WITNESS WHEREOF, the Company and Executive have each duly executed this Agreement as of the date first written above.

GENERAL EMPLOYMENT ENTERPRISES, INC.		EXECUTIVE

By:	/s/ Salvatore J. Zizza	By:	/s/ Katy M. Gallagher
	Salvatore J. Zizza		Katy M. Gallagher
	Chief Executive Officer		Executive